Exhibit 99
PRESS RELEASE
For Immediate Release
MGM RESORTS INTERNATIONAL COMPLETES
THE SALE OF ATLANTIC CITY LAND LEASED TO BORGATA
Las Vegas, Nevada, November 4, 2010 — MGM Resorts International (NYSE: MGM) today announced that it has closed its previously announced sale of four long-term ground leases and their respective underlying real property parcels at The Borgata Hotel Casino & Spa in Atlantic City, New Jersey. The Company finalized this sale for approximately $73 million, with net proceeds of approximately $71 million deposited to the Company’s New Jersey trust account. The underlying real property parcels subject to the transaction are comprised of approximately 11.3 acres.
MGM Resorts International continues to own approximately 85 acres of developable land in Atlantic City of which approximately 70 acres are adjacent to The Borgata on Renaissance Point. These approximate 85 acres of developable land were not included in this transaction.
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About MGM Resorts International
MGM Resorts International (NYSE: MGM) is one of the world’s leading global hospitality companies, operating a peerless portfolio of destination resort brands, including Bellagio, MGM Grand, Mandalay Bay and The Mirage. The Company has significant holdings in gaming, hospitality and entertainment, owns and operates 15 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, Illinois and Macau. One of those investments is CityCenter, an unprecedented urban resort destination on the Las Vegas Strip featuring its centerpiece ARIA Resort & Casino. Through its hospitality management subsidiary, the Company holds a growing number of development and management agreements for casino and non-casino resort projects around the world. MGM Resorts International supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its gaming properties. The Company has been honored with numerous awards and recognitions for its industry-leading Diversity Initiative, its community philanthropy programs and the Company’s commitment to sustainable development and operations. For more information about MGM Resorts International, visit the Company’s Web site at www.mgmresorts.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. the Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in the Company’s public filings with the Securities and Exchange Commission. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise except as required by law.
Contacts:

Investment Community	News Media

DANIEL J. D’ARRIGO	ALAN M. FELDMAN
Executive Vice President,	Senior Vice President of Public Affairs
Chief Financial Officer & Treasurer	(702) 650-6947 or afeldman@mgmresorts.com
(702) 693-8895
SOURCE: MGM RESORTS INTERNATIONAL